Exhibit 5.1
Fidelity National Information Services, Inc.
September 18, 2006
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

Re:	Fidelity National Information Services, Inc.
Ladies and Gentlemen:
     In connection with the Registration Statement on Form S-4 (File No. 333-135845), as amended (the “Registration Statement”), filed by Fidelity National Information Services, Inc., a Georgia corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to a business combination of the Company and Fidelity National Financial, Inc., a Delaware corporation (“FNF”), pursuant to an Agreement and Plan of Merger, dated as of June 25, 2006 (the “Merger”), the Company will exchange shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) for each share of FNF common stock held by the stockholders of record of FNF. This letter is being delivered to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.
     In connection with the opinion expressed below, I have examined (i) the Registration Statement, (ii) the Certificate of Incorporation and the Bylaws of the Company, in each case as amended to the date hereof, (iii) certain resolutions of the Board of Directors of the Company, (iv) the Agreement and Plan of Merger, dated as of June 25, 2006 and amended and restated as of September 18, 2006, between Fidelity National Information Services, Inc. and Fidelity National Financial, Inc. and (v) a form of stock certificate representing shares of Common Stock, which has been filed with the Commission as Exhibit 4.1 to the Registration Statement. In addition, I have examined originals (or copies certified or otherwise identified to my satisfaction) of such other agreements, instruments, certificates, documents and records, and I have made such investigations of law, as I have deemed necessary or appropriate as a basis for the opinion expressed below.
     Based upon and subject to the foregoing, and subject to the further qualifications, assumptions and limitations stated below, I am of the opinion that the shares Common Stock to be distributed pursuant to the Merger, when such shares have been issued and duly delivered as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

Fidelity National Information Services Group, Inc.
September 18, 2006

     The opinion expressed herein is limited to the laws of the State of Georgia, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.
     I hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving my consent, I do not thereby concede that I come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,
/s/ Todd C. Johnson Todd C. Johnson Associate General Counsel